EXHIBIT 10.1

[*] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment made pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

This Order No. 20070105.006.S.019 (“Order”) is issued pursuant to the Contact Center Agreement No. 20070105.006.C dated January 26, 2007 (“Agreement”) between AT&T Services, Inc. (“AT&T”) and StarTek, Inc. (“Supplier”) and the Agreement is incorporated by reference herein.  Capitalized terms used in this Order not otherwise defined herein shall have the definitions specified in the Agreement.  If the Order conflicts with the terms and conditions of the Agreement, the terms and conditions of the Agreement shall control unless set forth in the “Special Considerations” section of this Order in which case the Order shall govern and control.  Notwithstanding anything to the contrary, this Order shall supersede and replace Order numbers GAMSA-STAR081106-00.S.001 and 20080122.003.C.

AT&T hereby authorizes Supplier to perform the following Services:

1.              SCOPE OF WORK

1.1                                 Supplier consumer customer services representatives (“CSRs”) shall take and handle inbound customer care inquiries by program (“Program”) as set forth in Exhibit C attached hereto in accordance with the AT&T hours of operation (“Hours of Operation”) set forth in Exhibit D attached hereto subject to applicable laws at the rates set forth in Exhibit B attached hereto, Specialty CSRs set forth in Exhibit E attached hereto, and Contract Positions set forth in Exhibit F attached hereto.  Any other customer care activities,  changes that result in the nature or type, market or mix of calls to change, including any changes to the mix of Program project(s) supported by Site as set forth in Exhibit C attached hereto, shall be subject to Section 4.22 (Change Management) of the Agreement.

2.              PRIMARY CONTACT INFORMATION

2.1                                 The following will perform the function of primary AT&T Contact and primary Supplier Contact.  Supplier shall use reasonable efforts to retain the Supplier Contact during the term of this Order.

AT&T Contact	Supplier Contact
Name: [*] Address: [*] Phone: [*] E-mail: [*]	Name: [*] Address: [*] Phone: [*] Cell: [*] E-mail: [*]

3.              TERM

3.1                                 The Term of this Order shall commence on the date when signed by the last Party (“Effective Date”), and shall continue until midnight on September 1, 2012 (the “Initial Term). Supplier shall commence providing Services on September 1, 2010.

4.              SERVICE SPECIFICATIONS AND REQUIREMENTS

4.1                                 Supplier shall deliver to AT&T the deliverables set forth in Exhibit A “Deliverables Matrix” (the “Deliverables”), attached hereto and incorporated herein.  Additional adhoc reports may be requested by AT&T and shall be provided by Supplier as mutually agreed upon by the Parties.

PRIVATE/PROPRIETARY/LOCK

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their affiliated companies and their third party representatives, except under written Agreement by the contracting Parties.

Order No:  20070105.006.S.019

Agreement No:  20070105.006.C

5.              AT&T SYSTEMS USE AND DOWNTIME

5.1                                 Should AT&T systems become unavailable to Supplier, Supplier shall follow the notification instructions contained in AT&T’s Downtime Policy as provided by AT&T.  Supplier shall utilize downtime forms to capture call information on the AT&T-provided downtime forms and shall input into AT&T systems as soon as reasonably possible after restoration of the impacted systems.  AT&T shall pay the applicable Billable Hour rate for this function.  Supplier shall be excused from Performance Standards for the duration of the system outage. Supplier shall provide immediate notification to AT&T’s National Call Center Operations (“NCCO”) in the event of any outage. If AT&T Mobility directs Supplier CSR’s to “sign” off of the phones, Supplier shall manually track the time and invoice back as a separate line item.

5.2                                 If the telecommunications systems are in failure due to AT&T, AT&T may require Supplier CSRs to go into pure AUX state, whereby they are not receiving calls.  AT&T shall still be charged the actual outage time incurred for the amount of time affected.  Supplier shall be excused from Performance Standards for the duration of the outage. If AT&T directs Supplier CSR’s to “sign” off of the phones, Supplier shall manually track the time and invoice back as a separate line item.

5.3                                 The AT&T system will be completely down during certain after-hour times and other scheduled times throughout the year for maintenance.  When practical, AT&T will advise Supplier of the scheduled maintenance at least [*] prior to the times and dates that the systems will not be available due to maintenance.

5.4                                 Notwithstanding the foregoing, in the event of a Supplier system/telecommunications outage, Supplier shall utilize CSRs’ [*] for offline work and training for the duration of the outage.  AT&T shall [*] for unutilized hours for the duration of a Supplier system outage, subject to the Vendor Incident Report as described in Exhibit A and included as billing back-up.

6.              PERFORMANCE STANDARDS:

6.1                                 AT&T and Supplier have developed the standards set forth in this Order, (hereinafter “Performance Standards”) to ensure the delivery of high quality, efficient customer service.  Effective  on the Effective Date, Performance Standard measurements for Sites existing on the Effective Date, shall begin the month following the Effective Date, or for the Performance Standards related to WAVE First Call Resolution and Total Resolved, the next full calendar quarter. Performance Standards for Sites opening after the Effective Date shall be applicable to Services performed from a particular Site/Program [*] after the first Production call is taken. Performance Standards hereunder shall be measured by Program at each Site and shall exclude calls subject to waivers as set forth herein this Order.  Any invoice credits owed or debits earned by Supplier shall only apply to the Services invoiced for the particular Site/Program subject to Section 1.2 herein for which it was measured and shall be assessed, respectively to CSE Programs Billable Hours in Production only.

6.2                                 Call Volume Forecasting / Staffing.  Each month on a by Site/Program basis, AT&T shall provide Supplier [*] written forecasts to be used by Supplier as a guide for recruitment, planning and staffing activities.  The [*] written forecasts are as follows:

1.  [*] Day Outlook Forecast with the required number of Full Time Equivalents (“FTEs”) by Site/Program for recruitment purposes.

2.  [*] Day Locked Forecast with the estimated monthly number of calls by Site/Program for planning purposes as well as forecasted modification training for the applicable month  (“[*] Day Lock”).

3.  [*] Day Forecast with daily/interval call arrival patterns by Site/Program .

Supplier shall provide FTE staffing pursuant to the mutually agreed upon [*] Day Lock based upon the [*] Day Outlook Forecast, which will include an assumption of the current training and nesting requirements set forth in Exhibit D.  Notwithstanding the foregoing, in the event that AT&T requests training to extend beyond the current requirements set forth in Exhibit D, the Parties shall address the change subject to Section 4.22 (Change Management) of the Agreement.

The mutually agreed upon [*] Day Lock represents a commitment by AT&T and Supplier with respect to staffing levels.  Once the [*] Day Lock is agreed to, AT&T agrees to compensate Supplier for the Billable Hours incurred for the applicable month, and it is Supplier’s responsibility to staff to the [*] Day Lock as mutually agreed upon.  In cases where Supplier has duplicate Programs across Sites, AT&T and Supplier shall mutually agree upon volume changes at a Site level as long as the [*] Day Lock remains unchanged.  In the event that actual volumes are less than the [*] Day Lock, Supplier shall use reasonable efforts to ensure productive utilization of  CSRs by offering voluntary go home (“VGH”), internal training, etc.

Each [*] Day Forecast will be prepared on a Site/Program basis in [*] intervals and will include estimated call volumes, estimated average handle times, estimated required FTE, shrinkage percentages and, when available, any other information which would be relevant for Supplier in providing the Services.

Both AT&T and Supplier will need to agree upon the volume forecasts and related staffing when the [*] Day Lock represents +/- [*]% change from the previous [*] Day Outlook Forecast, as it may require additional new hire training.  The Parties shall mutually agree upon adjusted staffing for the modified forecast volumes pursuant to Section 4.22 (Change Management) of the Agreement.   Notwithstanding the foregoing, in the event a Site requires a reduction of more than [*] CSRs, Supplier shall have [*] days from receipt of written notice, or the minimum number of days required to maintain compliance with the laws applicable in the affected Site’s location, to comply with the AT&T provided forecast.

a)                                      The Performance Standards outlined here in this Order may be changed by AT&T upon [*] days written notice to Supplier per the procedure outlined in Section 4.22 (Change Management) of the Agreement.

b)                                     Notwithstanding the foregoing, Supplier shall be waived for Performance Standards in breach and/or AT&T invoice credits under this Order or the Agreement to the extent caused by AT&T or if actual call volume for such Program exceeds the [*] Day Lock for such Site/Program by more than [*] or as otherwise set forth in this Order or the Agreement.

c)                                      Failure to meet the same Performance Standard at the same Site/Program for [*] consecutive months shall be considered a breach of this Order and may be subject to Section 3.4 (Cancellation and Termination) of the Agreement unless otherwise waived in accordance with the terms and conditions set forth herein.

d)                                     Supplier shall provide at least [*] of the staffing pursuant to the [*] Day Lock and in any case shall use reasonable efforts to achieve [*] of the staffing pursuant to the [*] Day Lock, and AT&T shall provide at least [*] of the Billable Hours pursuant to the [*] Day Lock.  If Supplier fails to staff at least [*] of the [*] Day Lock and the shortage materially impacts AT&T’s ability to provide services to its customers, Supplier failure will be considered a breach of this Order and may be subject to Section 3.4 (Cancellation and Termination) of the Agreement unless otherwise waived in accordance with the terms and conditions set forth herein.

At the request of AT&T, Supplier shall provide a corrective action plan for such breach.

Post shrink “in-seat” requirements and overtime:  Post shrink “in-seat” requirements shall be provided by AT&T to Supplier in the [*] Day Lock file (labeled: “[*] Day active FTE committed” in the [*] Day Lock file).  The Parties shall mutually agree upon these requirements.  If Supplier actual in-seat FTEs are below agreed upon in-seat, based on the [*]-day lock (hereinafter “FTE In-Seat Shortage”), Supplier shall use reasonable efforts to solicit and fund overtime to meet the in-seat requirements where shortages exists.  AT&T may request and fund overtime for in-seat FTE hours that are in excess of the [*] Day Lock commitments but this must be approved in advance by AT&T.  Supplier will be excused from funding overtime in excess of the [*] Day Lock commitment.

e)                                      Supplier shall be excused from Performance Standards and/or AT&T invoice credits under this Order in the event the Parties determine that the components and/or assumptions used to determine the [*] Day Lock are inaccurate resulting in Supplier failing to meet Performance Standards.  The parties will mutually agree upon which component and/or assumption is inaccurate, will correct and re-run current and future forecasts utilizing the corrected components and/or assumptions.  Variable assumptions and/or components include, but shall not be limited to call volume, AHT assumption, occupancy, and modification/upgrade training hours.

6.3                                 Customer Service Experience (“CSE”) Standards:  The following Performance Standards shall be measured on a Site basis and shall apply to the CSE Program only, and shall be subject to material default and the applicable AT&T invoice credit, Supplier earned debit to AT&T’s invoice credit, or Bonus set forth herein.  Notwithstanding the foregoing, AT&T may request that additional Programs be subject to the Performance Standards subject to Section 4.22 (Change Management) of the Agreement.   All results will be rounded to the nearest whole number percentage.  New sites will be subject to these Performance Standards [*] months after the first call received in Production. Converted sites (Sites subject to Conversion training as described in Exhibit B herein) will be measured [*] months after the first call received in Production.

6.3.1                        First Call Resolution Rate (“FCR”): FCR WAVE will be measured quarterly by Site and shall be ranked against Like Sites’ national average, contingent up a sample size of at least [*] per Site.  Sample sizes of less than [*] shall be excluded from the quarterly measurement.  AT&T or AT&T vendor sites with samples sites of less than [*] shall not be included in the stack ranking.  FCR shall be waived in the event Supplier’ results  are within the top [*] of stacked ranking or better, measured by region, regardless if Supplier results fall within the [*] or [*] quartile when measured against the national average for overall Like Sites.

Example:

Assumptions:

Overall Like Sites national average results:	[*]%
Results for top [*] of Like Sites measured by region:	[*]%-[*]%
Supplier results:	[*]%

Supplier results within the top [*] of the results measured by region.  FCR Performance Standard and associated AT&T invoice credit is waived.

AT&T invoice credits and Supplier earned offset debits will be applied at the end of the quarter, by Site/Program.  The AT&T invoice credits and Supplier earned offset debits will be applied in the following fashion based on FCR scores:

below [*]% of Like Sites	[*]% AT&T invoice credit
[*]-[*]% of Like Sites	[*]% AT&T invoice credit
[*]-[*]% of Like Sites	[*]% Supplier earned offset debit
[*]%+ of Like Sites	[*]% Supplier earned offset debit

Note: Earned offset debits are not bonus opportunities and can only be used to offset credits within the same Site and quarter.  Earned offset debits cannot exceed total credits for the Site.

A [*] bonus may apply on a per Site basis if the FCR stretch target is achieved in any quarter (“Bonus”) and the minimum TR goal is met ([*]% in 2010). The stretch target for First Call Resolution is [*] or better for 2010.  The stretch target will be adjusted annually based on current year goals.  The minimum 2010 FCR goal is [*].  The Bonus shall be calculated as follows:  (1) the quarterly invoice credit(s)/debit(s) shall be calculated (“Offset Result”), then (2) the Bonus shall be applied to the Offset Result.

6.3.2                        Total Resolved (“TR”): will be measured quarterly by Site and ranked against Like Sites’ national average, contingent up a sample size of at least [*] per Site.  Sample sizes of less than [*] shall be excluded from the quarterly measurement.   TR shall be waived in the event Supplier’s results are within the top [*] of stacked ranking or better, measured by region, regardless if Supplier results fall within the [*] or [*] quartile when measured against the national average for overall Like Sites.

Example:

Assumptions:

Overall Like Sites national average results:	[*]%
Results for top [*] of Like Sites measured by region:	[*]%-[*]%
Supplier results:	[*]%

Supplier results within the top [*] of the results measured by region.  TR Performance Standard and associated AT&T invoice credit is waived.

AT&T invoice credits and Supplier earned offset debits will be applied at the end of the quarter, by Site/Program. The AT&T invoice credits and Supplier earned offset debits will be applied in the following fashion based on TR scores:

below [*]% of Like Sites	[*]% AT&T invoice credit
[*]-[*]% of Like Sites	[*]% AT&T invoice credit
[*]-[*]% of Like Sites	[*]% Supplier earned offset debit
[*]%+ of Like Sites	[*]% Supplier earned offset debit

Note: Earned offset debits are not bonus opportunities and can only be used to offset credits within the same Site and quarter.  Earned offset debits cannot exceed total credits for the Site.

A [*] bonus may apply on a per Site basis if the TR stretch target is achieved in any quarter (“Bonus”).  The stretch target for TR is [*] or better in 2010.  The stretch target will be adjusted annually based on current year goals.  The minimum 2010 TR goal is [*]%.  The

Bonus shall be calculated as follows:  (1) the quarterly invoice credit(s)/debits(s) shall be calculated (“Offset Result”), then (2) the Bonus shall be applied to the Offset Result.

6.3.3                        Occupancy Rate Target of [*]-[*]%: The Occupancy Rate will be measured monthly, excluding CSE Program After Hours Queue (After Hours Queue is defined as those hours used to support Customers when normal CSE queues have closed), and shall be determined by subtracting total idle (waiting to serve) time from total logged in time and dividing the difference by total logged in time. If Supplier fails to meet the Occupancy performance standard and the monthly call volume is less than [*]% of the [*]- Day lock then the AT&T invoice credit will be waived. The AT&T invoice credits and Supplier earned bonus will be applied in the following fashion based on Occupancy Rate scores:

below [*]%	[*]% AT&T invoice credit

A bonus may apply as follows on a per Site basis if the Occupancy stretch target is achieved for any quarter (“Bonus”). The stretch target for Occupancy is [*] or better in 2010. The stretch target will be adjusted annually on current year goals.

[*]% plus	[*]% Supplier earned bonus
above [*]%	[*]% Supplier earned bonus

The Bonus shall be calculated as follows: (1) the quarterly invoice credit(s) shall be calculated (“Offset Result”), then (2) the Bonus shall be applied to the Offset Result.  Notwithstanding the foregoing, Supplier may earn a Bonus for Occupancy Performance if it meets or exceeds the post shrink in-seat requirements (active [*] day committed) mutually agreed upon in the [*] Day Lock.

6.3.4                        Availability % (“Availability”) Target of [*]%: The measurement for Availability will be measured monthly and shall be calculated as follows based on AT&T SRS standard:  subtract hold time from the sum of talk time and wait time and divide the result by logged-in time.  In the event Supplier’s business process for calculating Availability (i.e., use of telephony system for tracking offline or development time) differs from the AT&T SRS standard, the Parties shall agree in writing to an alternate calculation provided however that such calculation meets the intent of measuring Availability. The AT&T invoice credits will be applied in the following fashion based on Availability results (all results should be rounded to the nearest percentage):

For Sites with an Availability score lower than [*]%:	[*]% AT&T invoice credit shall apply
Sites with an Availability score of [*]% or greater:	[*]% Supplier earned offset debit of

6.3.5                        Average Handle Time (“AHT”): The AHT target shall be measured monthly by Site/Program shall be the current calendar month AHT average of all Like Sites per region, plus [*] (“AHT Target”).  Change management procedures set forth in Section 4.22 (Change Management) of the Agreement will be invoked if AHT targets need to change.  The AT&T invoice credits will be applied in the following fashion:

above AHT Target	[*]% AT&T invoice credit

7.              CAP

The resulting AT&T invoice credits and Supplier earned offset debits and Bonuses for the applicable CSE and Prepaid Care Programs Performance Standards set forth in Section 6 will only be applied to the applicable Site’s CSE and Prepaid Care Program Billable Hours.  The total AT&T invoice credit for all Performance Standards in aggregate in any month cannot exceed a maximum of [*] per Site invoice.  The total Supplier earned offset debits against AT&T invoice credits for all Performance Standards in aggregate in any month cannot exceed a maximum of [*] per Site invoice.  Supplier earned offset debits can only be used to offset AT&T invoice credits within the same Site during the same month and are not a bonus opportunity.  Notwithstanding the foregoing, Supplier may earn a [*] Bonus per quarter upon attainment of both FCR and TR stretch targets as well as an additional [*] Bonus per quarter for Occupancy (maximum [*]% Bonus in total).

8.              PERFORMANCE STANDARDS WAIVERS

8.1                                 In addition to any other waivers set forth herein this Order, Supplier shall be excused for failures to meet any Performance Standard and shall not be in breach of this Order if such failure is caused by: a) AT&T; and/or b) third parties (hired or contracted) to provide system applications and/or system application services to or for AT&T (including carriers) (a and b collectively referred to as “AT&T/Service Provider”) including without limitation acts or omissions of AT&T/Service Provider.

8.2                                 Notwithstanding anything to the contrary herein, in addition to waivers set forth herein this Order, AT&T may choose to waive Performance Standards and applicable penalties at its sole discretion.  AT&T must invoke this option in writing within [*] days of a missed Performance Standard.

9.              PRICE

9.1                                 Services shall be compensated by AT&T to Supplier pursuant to the rates and charges detailed in Exhibit B which is attached hereto and fully incorporated herein by this reference.  Such rates and charges do not include all applicable taxes.

10.       CANCELLATION AND TERMINATION

a.               AT&T may Terminate this Order for convenience with at least [*] days prior written notice to Supplier. Supplier shall have the minimum number of days required to maintain compliance with the laws applicable in the affected Site’s location, from receipt of written notice.

b.              In addition to all other rights or remedies provided for in this Order or by law, either Party may immediately Cancel this Order if:  (1) the other Party becomes insolvent or makes a general assignment for the benefit of creditors; (2) the other Party admits in writing the inability to pay debts as they mature; (3) Any court appoints a trustee or receiver with respect to the other Party or any substantial part of the other Party’s assets; or (4) An action is taken by or against other Party under any bankruptcy or insolvency laws or laws relating to the relief of debtors, including the Federal Bankruptcy Act.

11.       DISPUTE RESOLUTION

Either Party may give the other Party written notice of any dispute not resolved in the normal course of business.  The Parties will attempt in good faith to promptly resolve any issue, dispute, or controversy arising out of or relating to this Order promptly by negotiation between the managers set forth below.   Within ten (10) days after delivery of such notice, representatives of both Parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute within the time frames here:

	AT&T	Supplier
Within [*] days	[*]	[*]

Within [*] days	[*]	[*]

Within [*] days	[*]	[*]

If any dispute is not resolved in accordance with this process after [*] days, the Parties will escalate to the respective executive levels.  Both Parties agree to continue performance during the negotiation period set forth in this section of the Order.

12.       SPECIAL CONSIDERATIONS

12.1                           Definitions

12.1.1                  “Billable Hour” is defined as the time between the time when a CSR clocks into and clocks out of Supplier’ time keeping system for the purpose of performing agreed upon work for AT&T.  The Billable Hour includes time for Paid Breaks, as well as actual time spent by a CSR for coaching and development, team meetings and huddles, and continuing education training, subject to the provisions in Section 12.5 of this Order.  The Billable Hour does not include lunches, sick time, vacations, or Supplier-sponsored events such as non-AT&T focus groups and non-AT&T development.

12.1.2                  “Full Time Equivalent” (“FTE”) shall mean [*] hours of scheduled time per week.

12.1.3                  “Growth” means a number of FTE by Site that are incremental to the Historical FTE Peak.

12.1.4                  “Historical FTE Peak” means the largest count of FTE by Site starting from the time Supplier began performing Services at such Site.

12.1.5                  “Like Sites” means those locations, both insourced and outsourced, supporting the same programs as set forth in Section 1.1.

12.1.6                  “Overtime” means production hours invoiced at a premium rate, as defined in Exhibit B, will be applied whenever an agent works in addition to their normal scheduled hours during a time additional staffing has been requested by AT&T. This is contingent on Supplier meeting their daily FTE commitment based on the [*]-Day lock.

12.1.7                  “Paid Break” is not the actual time that a CSR is recorded in such state on the switch but rather a calculated measure based on Production time not sign on time. Paid Break will be calculated at [*] per Production hour (including outbound and billable idle).

12.1.8                  “Production” is defined as the mode when CSRs, after successfully completing the proscribed classroom new hire training, are handling live calls from AT&T customers.

12.1.9                  “Shrink” means the difference between scheduled FTE and actual on-phone FTE, (i.e. absenteeism and preplanned off-phone time) excluding outbound.

12.2                           Supplier Responsibilities

a.               Except as otherwise set forth in this Order or the Agreement, Supplier shall be responsible for providing all Supplier personnel, facilities, technology, services and materials necessary to perform the Services in accordance with the terms and conditions set forth in this Order.

b.              As of the Effective Date of this Order, Supplier shall provide the necessary voice and data infrastructure and PCs based on current requirements (or thin client applications in lieu of PCs) at Supplier’s Site(s) from the point of demarcation within Supplier’s data center(s) for voice and data communications in accordance with Exhibit G (Technology Requirements) at Supplier’s sole expense.  The point of demarcation is the point where AT&T-owned circuits/equipment end and Supplier-owned circuits/equipment begin.  AT&T will provide any intelligent call management (ICM) routing and screen-pop equipment as required; or, alternatively Supplier will provide ICM and screen-pop equipment.  Supplier’s PCs shall reside on the Supplier network and access AT&T’s systems via web, Citrix, or other thin client connectivity.

12.3                           CSR to Supervisor Ratio

Supplier shall adhere to a CSR to Supervisor ratio of 15:1.

12.4                           Background Checks and Drug Screens

Supplier shall conduct background checks (including drug screens) in accordance with the terms and conditions of the Agreement for all new hire CSRs.

12.5                           Training

a.               Training costs shall be billed as listed under Exhibit B.

b.              Initial new hire training:  Supplier shall provide training pursuant to Exhibit D attached hereto, to Supplier’s CSRs in accordance with AT&T provided training materials, and all retraining, ongoing soft-skills training, and customer service training at the rates set forth in Exhibit B, in order to perform the Services described in this Order.  If mutually agreed between the Parties subject to Section 4.22 (Change Management) of the Agreement, AT&T may provide AT&T trainers for initial train-the-trainer training programs.

c.               AT&T may request to extend the duration of initial Program training subject to Section 4.22 (Change Management) of the Agreement.

d.              Supplier shall provide up to [*] hours of continuing education training (“CE Training”) per CSR per month at no additional charge to AT&T.  The use of CE Training hours must be preapproved by AT&T in writing.  CE Training hours may be used for, but not limited to,  technical training, program updates, changes to programs, software and system updates and/or changes, scripting changes, or other topics related to the WO and the Services provided hereunder.   ADDITIONAL TRAINING FOR PERFORMANCE ISSUES SHALL BE FREE OF CHARGE TO AT&T AND SHALL NOT COUNT TOWARD THE CE TRAINING HOURS. Supplier must staff appropriately in order to complete the [*] hours/training/CSR/month.

e.               In the event CE Training above [*] hours per month per CSR is required by AT&T, AT&T shall be charged the CE Training rate in Exhibit B, unless otherwise mutually agreed.

f.                 If this Order is amended to add new or different AT&T Program(s) and such Programs require CSR conversion training (“Conversion Training”) AT&T will be charged the Conversion Training rate in Exhibit B, unless otherwise mutually agreed.

g.              If Supplier provides Services in support of multiple AT&T Programs pursuant to this Order, Supplier may cross train CSRs between Programs.  Such training shall be delivered at no cost to AT&T.  Supplier’s plan for cross training, if any, shall be shared with AT&T.

h.              At Suppliers expense, new trainers shall:

i.             Attend a [*] PRT (Program Ready Trainer) call.

ii.          Complete [*] of classroom performance training.

iii.       Attend [*] certification course to prepare new trainers for delivering AT&T curriculum to New Hires.

iv.      Co-facilitate one New Hire training class with a certified trainer for a minimum of [*] weeks.

AT&T may at its sole discretion choose to pay for Supplier’s travel related expenses directly related to new trainers participation in subsection iii above, provided however that Supplier secures AT&T prior written approval for such expenses and such new trainer successfully completes the certification course.

12.6                           Quality Assessment

Supplier shall provide enough Quality Assessment (“QA”) to CSRs to meet the average number of observations monthly.  Each CSR is monitored an average of [*] scored evaluations per month by QA and Production staff/personnel collectively and other informal evaluations as agreed upon by the parties based upon individual CSR performance.  Supervisors shall use reasonable efforts to provide feedback for the assessments that they conduct by the end of shift.  Using reasonable efforts, QA assessments will be coached within shift with failing assessments specifically flagged to the Supervisors and coached within [*] minutes of delivery to the Supervisor.  Agents needing improvement will receive additional evaluations via various methods (side by side, additional monitoring, remote monitoring, double jacking, etc).  QA agents will shadow CSRs while on the call without the CSR being aware they are being monitored.  Calibration sessions between Supplier QA agents, Supplier supervisors and AT&T representatives will be held bi-weekly to ensure scoring and feedback to CSRs is consistent.  If Supplier fails to meet performance criteria described in this Section, Supplier will be advised of such deficiencies and Supplier will have [*] days to bring performance back to objective’s standards.  AT&T and Supplier may mutually agree to modify the standards upon written agreement signed by both Parties.

12.7                           Offshore Work Permitted Under Special Conditions

a)              [*], the physical location where the work is to be performed; the Services to be performed at such location; and, if applicable, the identity of any Subcontractor performing such work, shall be specifically set forth in this Order.  Prior to making any additions or deletions to the physical locations or changes in Subcontractors performing work at an Offshore Location the Parties shall amend this Order.  A change in the location where a Service is performed from one Offshore Location to another AT&T approved Offshore Location shall not require an amendment to this Order.  The requirements of this section shall be in addition to Sections 3.3 (Assignment) and 4.18 (Work Done by Others) of the Agreement.

b)             [*], in which event Supplier shall continue to perform such work at a location within the United States and the Parties shall amend this Order accordingly.

c)              Supplier’s compliance with this Section, and all Services performed in Offshore Locations with [*], shall be subject to Section 3.31 (Records and Audits) of the Agreement.  Supplier shall provide, and shall ensure all Subcontractors provide at no cost to AT&T, AT&T with physical access to inspect all Offshore Locations.

d)             To the extent Supplier interconnects with, or otherwise has access to, the AT&T network, Supplier shall not access, or establish network connections that would allow access, to the AT&T network from an Offshore Location without the prior written consent of AT&T.

e)              Any Services under this Order performed by Supplier or any subcontractor in an Offshore Location [*] shall be a material breach of this Order and, in addition to any other legal rights or remedies available to AT&T in law or in equity, AT&T may immediately Cancel and/or Terminate this Order without cost, liability or penalty to AT&T.

f)                [*], Supplier shall remain fully responsible for compliance with any applicable foreign, federal, state or local law for such Services regardless of whether the Service is being performed by Supplier or a Subcontractor.  Nothing contained within this Agreement is intended to extend, nor does it extend, any rights or benefits to any Subcontractor, and no third party beneficiary right is intended or granted to any third party hereby.

g)             Supplier shall advise AT&T as early as possible prior to any change of Control of the Supplier. AT&T may, but shall not be obligated to, terminate all or part of the Order if, without prior consent of AT&T, through merger of acquisition or other means, there is a change in the Control of the Supplier.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies by one person or entity or a group of persons or entities acting in concert; provided, however, that the legal or beneficial ownership, directly or indirectly, by persons or entities, including governmental entities, acting alone or in concert, of more than thirty percent (30%) of the voting stock for the election of directors of a party shall always be deemed Control.

12.8                           Location

Supplier shall perform the Work at the following locations:

[*]

[*]

[*]

[*]

[*]

13.       NAME OF AFFILIATE ORDERING SERVICES

AT&T Mobility LLC

14.       MBE/WBE/DVBE

Supplier shall make good faith efforts to comply with Section 3.22 (MBE/WBE/DVBE [and Appendices]) of the Agreement which calls for [*] goal for MBE/WBE and DVBE participation.  In addition, Supplier will, in good faith, endeavor to spend the following percentages of its total AT&T spend under this Order through one or more diverse (M/W/DVBE) suppliers:

Year	Supplier Target
2010	[*]%
2011	[*]%
2012	[*]%

In the event this Order is extended beyond the original Term and such extension includes all or a portion of 2013 or beyond, Supplier will, in good faith, endeavor to spend the following percentage of its total AT&T spend under this Order through one or more diverse (M/W/DVBE) suppliers:

Year	Supplier Target
2013 & beyond	[*]%

Original signature transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature.  This Order may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the Parties have caused this Order to be executed by their duly authorized representatives:

StarTek, Inc.		AT&T Mobility LLC by its authorized agent AT&T Services, Inc.

By:	/s/ A. Laurence Jones	By:	/s/ Tim Harden

Printed Name: A. Laurence Jones		Printed Name: Tim Harden

Title: President & CEO		Title: President-Supply Chain & Fleet Operations

Date: 10/27/2010		Date: 10/20/2010

Exhibit A

Deliverables/Specifications/Requirements

Deliverable Set # 1 — Reporting

Note: The list of reports below are required only if requested by AT&T and may not be needed on a recurring basis.  AT&T and Supplier will work together to determine what reports may be needed including additional reports that may not be listed below.

ACD Report: Comprehensive report with data taken directly from the switch.  Details total calls offered, calls handled, calls abandoned, average speed of answer, average handle time by live CSR and downtime.  Delivered to AT&T daily.

Agent (PAR) Report:  CSR or Personal Accountability Reports provide queue performance statistics broken down by CSR.  Data elements include the number of ACD calls answered, the average time spent on each ACD call, the average time spent waiting between ACD calls, the time spend doing post-call work, the time spent logged into the system, short calls, transfer rates, availability etc.  Delivered to AT&T daily.

Vendor Incident Report: Report provides a listing of the date, time, duration and description of any system outages to Supplier systems, root cause analysis, and preventive measures.  Delivered to AT&T when system outages occur.

Call Comparison:  Compares forecasted to actual call volume and answer performance.

Combined FTE:  Report provides headcount and training data, as well as weekly attrition.  Delivered to AT&T weekly.

Attrition Training:  Report provides ongoing attrition training data, with class details (class size, dates, etc.).  Delivered to AT&T weekly.

Interval:  report provides one-half hour (1/2) interval call volume data.  Delivered to AT&T daily.

Invoice Detail:  Invoices will include detailed documentation including but not limited to, for each CSR; a list of CSR names, hours logged via the ACD, hours logged, and indicator for training or Production status.

Weekly Quality Report: Weekly roll up of quality performance to include: scores from evaluations completed by Supplier quality team, scores from evaluations completed by Supplier leadership team (team leads/supervisors), QA/Team Lead score variance, combined score, total evaluations completed by QA team, total evaluations completed by Team Leads.

Monthly Quality Report Monthly roll up of quality performance to include: scores from evaluations completed by Supplier quality team, scores from evaluations completed by Supplier leadership team (team leads/supervisors), QA/Team Lead score variance, combined score, total evaluations completed by QA team, total evaluations completed by Team Leads.

Deliverable Set # 2 — Quarterly Program Reviews

•                 If requested by AT&T, Supplier shall conduct quarterly Program reviews in person at AT&T headquarters to cover Program highlights, overall account activity, budget analysis, review key reports and metrics at a management level, the incentive programs that were run and their results, and to ensure that stated agreed upon Program objectives are being met.  If Program objectives are not being met, Supplier shall establish an action plan to be implemented within [*] days to achieve measurable results within [*] days.

Exhibit B

Price

For Services performed under this Order, Supplier shall be compensated in accordance with this Exhibit B and one of the applicable pricing tables shown in the Appendices of Exhibit B attached hereto.

a.               Except as otherwise stated in an Order, the total amount payable by AT&T for the Services shall be determined by applying the stated rate of compensation to the Services actually performed by Supplier. The Premium and Overtime Rate shall apply if Supplier is able to and AT&T agrees to offer premium and overtime hours (to the extent such hours are in excess of 40 hours per week per CSR). The premium rate for Overtime shall apply if the Supplier is able to and AT&T agrees to offer overtime hours contingent to Section 6.2 d. of this Order. Holiday Rates shall apply based on applicable Holidays at the Site as follows:

United States Holidays: New Years Day, Thanksgiving Day, Labor Day, Christmas Day, Memorial Day, and Independence Day.

Philippines Holidays:  New Year’s Day, Maundy Thursday,Arawng Kagitngan, Good Friday, Labor Day, Independence Day, Ninoy Aquino Day, National Hero’s Day, Eid’l Fitr, Eid’ I Adha, All Saints Day, Bonifacio Day, Christmas Day, Rizal Day,and New Year’s Eve (Last Day of the Year)  Note: Philippine Holidays are proclaimed yearly and the list above may change slightly year to year. Taking into consideration the time zone, the holiday will follow the PHT Time Zone (GMT +8 Hours).

Canadian Holidays:  New Years Day, Family Day, Good Friday, Victoria Day, Canada Day, Labor Day, Thanksgiving Day, Christmas Day, and Boxing Day.

b.              Domestic Inbound/Outbound telecom.  AT&T shall be client of record on the (800) service.  Subject to AT&T’s prior written approval of usage, domestic inbound and outbound telecom charges shall be [*].

c.               Postage, shredding, express mail, printing, and courier services, trunking and circuits, reproduction (other than reattrition training which is borne by Supplier), and travel (Pre-approved by AT&T) will all be charged at [*].

d.              New Hire/Growth training rate shall be applicable to Growth training only.  Supplier shall secure prior written approval from AT&T before incurring Growth training costs.

Classroom training hours not to exceed the maximum classroom training hours for FTE delivered into Production and sustained for [*] consecutive weeks.  From the inception of each new-hire/growth period, the maximum classroom training hours shall be calculated as follows: N(number of training days per week * number of training hours per day * number of training weeks), where N = the total number of FTEs per Site.  Example: 100*(5 * 8 * 5) = 20,000.  Supplier shall invoice monthly based on accrued hours per month until the maximum classroom training hours is surpassed.  Supplier shall [*] associated with any additional training after the maximum new-hire/growth classroom training hours is surpassed.

e.               The Nesting Rate will apply for the first [*] of Abay only. The remaining time a CSR is in abay will be invoiced back at the applicable hour rate.

f.                 The Conversion rate will apply for training required when CSRs are transferred from one AT&T Program to another AT&T Program where “Conversion” training is required.

g.              Billable CE training hours shall be calculated in aggregate at Site level and not at the employee level.  For example, if first [*] are free to AT&T per the pricing schedules in this exhibit and 300 active FTE are in the center for the month then there shall be no billing of CE training to AT&T unless total such hours exceed [*] hours ([*] hrs x 300 FTE).

h.              Contract Positions are billed at [*] by Program/Site as Appendix 1 and 2 of Exhibit B.  Contract Positions are not to exceed [*] hours per week without prior approval of the AT&T Contract identified in Section 2.1 of this Order). Ratios and position descriptions are outlined in Exhibit F.

i.                  Specialty CSR’s are billed at [*] by Program/Site as Appendix 1 and 2 of Exhibit B.  Specialty CSR’s are not to exceed [*] hours per week without prior approval of the AT&T Contract identified in 2.1 of this Order). Ratios and position descriptions are outlined in Exhibit E.

j.                  Clerical Support Positions are billed at $[*] per hour for domestic sites and $[*] per hour for offshore sites (not to exceed [*] hours per week without prior approval of the AT&T contact identified in 2.1 of this Work Order). Functions shall include, but not be limited to, the following tasks:

•                  Login ordering, tracking, retiring and maintenance

•                  SOX contact for all AT&T Mobility audits

•                  Clarify maintenance

•                  Submitting and tracking Credits and Adjustments

•                  Sessions Enrollments for training

•                  AT&T Mobility University setups and retires

•                  Course enrollments and completions

•                  Tracking and follow through of all Office of the President requests

•                  Back up to LRP for all AT&T Mobility reporting

•                  Distribute and ensure follow up on feedback items (Clarify, Wave, PCS, Tier II, SOA, Direct Fulfillment, etc.), compile results

•                  Gather and summarize results of initiatives (PAR/SRS, migrations, etc.)

k.               Sales Analyst Positions are billed at $[*] per hour for domestic sites and $[*] per hour for offshore sites (not to exceed [*] hours per week without prior approval of the AT&T contact identified in Section 2.1 of this  Order).  The Sales Analyst handles all tracking, trending, analyzing and summarizing of sales reporting. Duties include AT&T requested reporting and analysis, team presentations, explaining results, maintaining reporting back-up documents, collaboration on action plans and sales recognition programs.

Exhibit B, Appendix 1

Price

[*]

PROGRAM NAME	CONSUMER CUSTOMER CARE

LOCATIONS	[*]

BILLABLE HOUR RATE for CSR’s (Including Contract Positions and Specialty CSR’s)	Tenure	Regular Hours	After Hours and Sunday Support
	[*]	$[*]	$[*]
	[*]	$[*]	$[*]
	[*]	$[*]	$[*]
BILLABLE HOUR RATE for TSD/Tech Support (Including Contract Positions and Specialty CSR’s)	[*]	$[*]	$[*]
	[*]	$[*]	$[*]
	[*]	$[*]	$[*]

DRUG SCREEN & BACKGROUND CHECK	Passed through at cost (Checks required as a result of attrition will be the responsibility of Supplier.)

OVERTIME RATE	[*]% premium above the applicable Billable Hour rate. Applies to CSRs, Specialty CSR’s and Contract Positions

HOLIDAY RATE	[*]% premium above the applicable Billable Hour rate. Applies to CSRs, Specialty CSR’s and Contract Positions

New Hire/Growth $[*]
Nesting: $[*]
TRAINING RATE	Continuing Education Training: [*]
Conversion Training as defined in section 12.5.e, [*]
All Attrition: [*]

Exhibit B, Appendix 2

Price

[*]

PROGRAM NAME	CONSUMER CUSTOMER CARE

LOCATION	[*]

BILLABLE HOUR RATE for CSR’s (Including Contract Positions and Specialty CSR’s)	Tenure	Regular Hours	After Hours
	[*]	$[*]	$[*]
	[*]	$[*]	$[*]
	[*]	$[*]	$[*]
BILLABLE HOUR RATE for TSD/Tech Support (Including Contract Positions and Specialty CSR’s)	[*]	$[*]	$[*]
	[*]	$[*]	$[*]
	[*]	$[*]	$[*]

DRUG SCREEN & BACKGROUND CHECK	Passed through at cost (Checks required as a result of attrition will be the responsibility of Supplier.)

OVERTIME RATE	[*]% premium above the applicable Billable Hour rate. Applies to CSRs, Specialty CSR’s and Contract Positions

HOLIDAY RATE	[*]% premium above the applicable Billable Hour rate. Applies to CSRs, Specialty CSR’s and Contract Positions

New Hire/Growth $[*]
Nesting: $[*]
TRAINING RATE	Continuing Education Training: [*]
Conversion Training as defined in section 12.5.e, [*]
All Attrition: [*]

Exhibit B, Appendix 3

Price

[*]

PROGRAM NAME	CONSUMER CUSTOMER CARE

LOCATION	[*]

BILLABLE HOUR RATE (March 1st, 2010 —September 30th, 2010) Includes Contract Positions and Specialty CSR’s	$[*]*

BILLABLE HOUR RATE ( September 1st, 2010 — September 30th, 2012) Includes Contract Positions and Specialty CSR’s	$[*]*

DRUG SCREEN & BACKGROUND CHECK	Passed through at cost (Checks required as a result of attrition will be the responsibility of Supplier.)*

OVERTIME	Premium Rate: [*]% premium above the Billable Hour Rate

HOLIDAY RATE	[*]% premium above the applicable Billable Hour rate. Applies to CSRs, Specialty CSR’s and Contract Positions.

New Hire/Growth $[*]
Nesting: $[*]
TRAINING RATE	Continuing Education Training: [*]
Conversion Training as defined in section 12.5.e [*]
All Attrition: [*]

* Ramp Specific Notes

•                  AT&T will not be charged for New Hire Training and associated Drug Screen & Background Check for the first [*] CSRs that successfully complete New Hire training.

•                  Any CSRs beyond the initial [*] will be considered as growth and all costs associated with New Hire training, Background checks and Drug Screen tests will be passed through to AT&T.

Exhibit C

Program Descriptions

Program Name	Program Description	Program Projects by Sites Any changes to the mix of Program project(s) supported by Site shall be subject to Section 4.22 (Change Management) of the Agreement.

Customer Service Experience (“CSE”)

Inbound calls from post paid consumer subscribers. Duties include the following account maintenance activities: billing statement questions, adjustments, changes to features/services, changes of billing information, customer issues relative to price plans, customer cancellation inquiries, adding / deleting promotions & features, contract inquiries and termination dates, rate plan changes, account updates, lost / stolen phone resolutions, cancel requests, promotion / plan clarification, programming phones, equipment and features instructions, voice mail resets, respond to coverage concerns, equipment (wireless cell phones and PDAs) changes, assisting with handset issues and upgrading equipment, migration of customers between billing application, completion of downtime form and offline services, escalated services/resolution. Clerical/User ID Services include Activities directly related to data entry, updating, typing, filing, creation of job aids, updating CSR communication web sites, maintenance of AT&T user IDs and such other activities as are approved by AT&T in writing.

[*]

Transfer of Business Responsibility (ToBR)

Inbound calls from post paid subscribers to change ownership and financial responsibility for a line/s of service from one account holder to another. Duties include verification of authorization, determine eligibility and process credit check; set expectations for deposits, contract end dates, roll over minutes, advise of process fee/s and send collateral. Maintenance activities: Process upgrades on the receiving account if eligible; provision new rate plans, features, services and promotions. Handle inquiries for billing, customer cancellations, troubleshooting and escalated services/resolution/appeals.

[*]

Technical Support

Primary point of contact for issues relating to call and data processing, roaming wireless network, prepaid network, provisioning and TDMA, GSM and data technology. Offline work to support technical services can include filing cases and escalating resolution, and a filter team may exist to review case quality before routing to Tier III network groups.

[*]

Specialty CSR’s Including but not limited to Commitment Rep, CAF, Production RSD, ICU Caseworkers, Abay RSD, M&P Specialist and Abay Coach	Services for unique business types including call handling for escalated customer care issues specific to billing, equipment, coverage and account details.	[*]

Exhibit D

Hours of Operations and Training Durations

Hours of Operation may be amended from time to time as set forth in Section 4.22 (Change Management) of the Agreement.   AT&T reserves the right to modify (decrease or increase) Services Hours of Operation upon [*] calendar days written notice to Supplier.

Program Names	Project	Site	Hours of Operation All Times Listed in CST	Maximum New Hire Training Days	Maximum Nesting Days
Customer Service Experience (“CSE”)	Southeast CSE	[*]	[*]	[*]	[*]
	South Central CSE	[*]	[*]	[*]	[*]
	North Central CSE	[*]	[*]	[*]	[*]
Technical Support	South East	[*]	[*]	[*]	[*]
	North Central	[*]	[*]	[*]	[*]
Transfer of Business Responsibility (“ToBR”)	National	[*]	[*]	[*]	[*]
Specialty CSRs	Commitment Rep, Credit and Adjustment Rep (CAF), Production RSD, Abay RSD, Abay Coach, ICU Caseworker, M&P Specialist	[*]	[*]	[*]	[*]

Exhibit E

Specialty CSR’s

Ratios and Descriptions

The Parties acknowledge that Supplier shall begin providing Services related to Specialty CSRs for any given Site only upon receipt of a Change Notice from AT&T as described in Section 4.22 (Change Management) of the Agreement. In addition, AT&T may terminate such Services associated with Specialty CSR’s by delivering a Change Notice to Supplier at any time.  The Parties acknowledge that these Services will be provided, if at all, at AT&T’s sole discretion.

Position Name	Required Ratio
Commitment Rep	[*]
ICU Caseworker	[*]
CAF (Credits and Adjustments) Rep	[*]
Production RSD	[*]
Abay RSD	[*]
Abay Coach	[*]
M&P Specialist	[*]

Specialty CSR Descriptions

a)             Commitment Rep

A Commitment Rep makes outbound customer care calls in response to commitments set by customer care.  The purpose is to follow up with the customer at a later time to test resolutions and/or provide resolutions for issues such as equipment ordering, troubleshooting and bill reviews.

b)             ICU Caseworker

An ICU Caseworker identifies solutions to unresolved customer needs and global affecting issues. They partner with resources in all departments to determine the best possible course of action, educate agents in huddles, provide feedback/coaching opportunities and create trending reports.

c)              Credits and Adjustments Rep

A Credits and Adjustments Rep monitors/researches and tracks the approval of all credits and adjustment forms that exceed inbound care CSRs Schedule of Authorization’s.

d)             Production RSD

A Production RSD is a CSR who walk the call center floor providing assistance to call taking CSRs by guiding them on how/where to find answers, appropriate tool usage and policies/procedures.  Interactions are tracked in order to identify trends and educational opportunities. This position also requires a minimum amount of time taking inbound calls to keep up their skills.

e)              Abay Coach

A Nesting Coach is a non-call taking support CSR who partners closely with Nesting supervisors to develop newly hired CSRs and facilitate team meetings.  Duties include reviewing performance metrics, creating SMART coaching plans and live call monitoring.

f)               Abay RSD

A Nesting RSD is a non-call taking support CSR who walk the Site floor providing assistance to call taking CSRs by guiding them on how/where to find answers, appropriate tool usage and policies/procedures.  Interactions are tracked in order to identify trends and educational opportunities.  Resources are monitored in real time to improve efficiencies.

g)             M&P Specialist

An M&P Specialist handles functions of a Site by tracking, compiling, summarizing and distributing information for tasks involving quality and performance management.  Other duties include but are not limited to, audits, Clarify maintenance and application troubleshooting, high level credits/adjustments, creating center communications and various special projects.

Exhibit F

Contract Positions Descriptions

The Parties acknowledge that Supplier shall begin providing Services related to a Contract Position for any given Site only upon receipt of a Change Notice from AT&T as described in Section 4.22 (Change Management) of the Agreement. In addition, AT&T may terminate such Services associated with Contract Positions by delivering a Change Notice to Supplier at any time.  The Parties acknowledge that these Services will be provided, if at all, at AT&T’s sole discretion.

Contract Position Descriptions

a.              Quality Champion

A Quality Champion interacts with all departments to coordinate quality assurance training, analyze reporting and to create effective action plans. Duties include tracking, trending, researching and identifying/removing obstacles; creating job aids, speaking in huddles and communicating effectively with AT&T.

b.              Sales Champion

A Sales Champion interacts with all departments to communicate sales goals.  Duties include motivating employees, troubleshooting performance issues, providing effective coaching, creating job aids and posting performance results.

c.               ICU Lead

Manages the urgent case process within the Site. Duties include tracking, trending, researching and identifying/removing obstacles, case assignment and performance review to ICU Caseworkers when applicable.

Exhibit G

Technology Requirements

1.1                   Desktop

Whereas AT&T Vendor Management will deliver to Supplier, an updated AT&T Desktop Configuration Checklist where Supplier shall provide and support desktop hardware and software in compliance with the AT&T Desktop Configuration Checklist, Supplier shall only be required to refresh desktop hardware every three (3) years to ensure optimal performance is maintained for AT&T applications.

1.2                   Voice Network/Telephony

Supplier shall provide Local Exchange Carrier (LEC) circuits to support outbound calling, including transferred calls.  The quantity and configuration of the circuits required varies and AT&T and Supplier, through mutual agreement will determine any configuration changes and/or augmentations.  All Supplier-provided LEC circuits shall be installed in accordance with AT&T standard architecture requirements.

Supplier is required to provide a United States point of presence for circuit termination.   Supplier shall provide no higher than a [*] round trip time with voice over ip transport technology to maintain acceptable call quality to meet the AT&T customer satisfaction measures.

The maximum number of CSRs per Intelligent Call Management Peripheral Gateway (ICM PG) pair is based upon maximum concurrent CSRs.  AT&T’s standard architecture requirements allows a maximum of one thousand five hundred (1,500) concurrent CSRs per ICM PG pair.  AT&T, at its sole discretion, may specify changes to this allowable limit.  Supplier shall provide additional facilities (space, power, network, telephony hardware and software) as required to support this limit in accordance with the AT&T standard architecture requirements.

Supplier will provide disaster recovery for and geographic redundancy of its Automatic Call Distributor (ACD) in accordance with AT&T standard architecture requirements.

1.3                   Data Network

Supplier shall provide a continental United States point of presence for network connectivity to AT&T. The network design for connectivity between the two entities shall comply with AT&T Standard Architecture Requirements. Supplier utilizes Business-to-Business (B2B) VPN to interconnect to AT&T, Supplier shall be responsible for Supplier’s internet service

Supplier-to-Supplier (non-ATT) traffic is not permitted.  AT&T shall not be used as a transit network.

Supplier shall provide geographic network redundancy to mutually agreed upon AT&T Perimeter infrastructures designed to provide business to business connectivity if redundant connectivity is necessary.

AT&T will support a maximum of [*] business-to-business connections (excludes CLEC connections).  Supplier agrees to consolidate multiple connections into [*]connections, [*].  AT&T recommends Supplier’s use of Border Gateway Protocol (BGP) to control routing over primary and backup connections.  Both connections shall route identical address space. Only the primary connection passes traffic.  In the event the primary connection fails, traffic shall be dynamically routed to the backup connection.  Each of the two connections shall have enough capacity to handle all traffic.

Registered address space is required for all connections.  It is the Supplier’s responsibility to NAT (“Network Address Translation”) private address space to registered address space.  A user-to-NAT ratio of 35:1 is recommended to avoid latency issues. (Example: 35 users per NAT’d IP; 200 users would require 6 NAT’d IP addresses).

Supplier is required to manage and support latency within Supplier’s network and shall provide no higher than a [*] to the point of presence; values higher than this that impact performance due to latency in the Supplier’s network shall be the responsibility of Supplier to correct.

Supplier shall notify AT&T in advance of implementing Supplier network changes impacting Supplier connectivity with AT&T networks including but not limited to topology or technology changes and office relocations within the Supplier network.

Supplier shall be responsible for monitoring Supplier’s network performance and capacity to ensure such performance and capacity support Supplier’s performance obligations under this Order.

1.4                   Application Monitoring and Tools

Suppliers shall provide one (1) personal computer at each Site that will be used as a “Tools and Monitoring Machine”.  Supplier shall promptly respond to tools and monitoring alerts delivered to Supplier by AT&T.   In the event such Tools and Monitoring Machine stops reporting, Supplier shall immediately reactivate that machine and resume reporting within [*] hours of alert notification.